Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street

Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:     Michael S. Ives

Phone:        757-648-1601

Heritage Bankshares, Inc. Announces Increase in First Quarter 2007 Earnings

Norfolk, Va.:    May 3, 2007 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first quarter 2007. Net income, after tax, for the quarter ended March 31, 2007 was $95,000, or $0.04 per diluted share, compared to a loss, after tax, of $22,000, or $0.01 per diluted share, for the first quarter of 2006.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“The growth in our noninterest-bearing deposits and total core deposits in the first quarter of 2007 compared to the first quarter of 2006 reflects our continuing execution of our business plan. Average noninterest-bearing deposits in the first quarter of 2007 were $47.9 million representing an increase of $10.3 million, or 27.3%, in these deposits over their average balance in the first quarter last year. Average total core deposits, i.e. checking, savings and money market accounts, were $120.9 million in the first quarter of 2007, representing growth of $17.6 million, or 17%, when compared to the first quarter of 2006.”

Ives added: “Total expenses fell slightly from the first quarter of 2006 to the first quarter of 2007. This demonstrates our belief that most of our personnel and infrastructure expense is now stabilized, and we do not expect these expenses to grow proportionately with anticipated increases in our gross income from the Company’s expected future growth.

“Our loan growth in the first quarter was limited as a result of a significant level of loan prepayments totaling approximately $9.7 million in the first quarter compared to approximately $1.2 million in the month of April 2007. We believe these prepayments in the first quarter were in the ordinary course of business and that loan growth will resume in the second quarter.”

Comparison of Operating Results for the Three Months Ended March 31, 2007 and 2006

Overview.    The Company’s pretax income was $142,000 for the first quarter of 2007, compared to a pretax loss of $41,000 in the first quarter of 2006, an increase of $183,000. Compared to the first quarter of 2006, net interest income increased by $178,000, provision for loan losses decreased by $15,000, noninterest income decreased by $68,000, and noninterest expense decreased by $58,000. Net income, after tax, was $95,000, or $0.04 per diluted share, for the three months ended March 31, 2007, compared to a net loss of $22,000, or $0.01 per diluted share, for the three months ended March 31, 2006.

Net Interest Income.    The Company’s net interest income before provision for loan losses increased by $178,000 in the first quarter of 2007 compared to the first quarter of 2006. This was attributable to an increase of $8.8 million in the average balance of interest-earning assets, and an increase in net interest margin from 3.56% to 3.76%.

Provision for Loan Losses.    Provision for loan losses decreased by $15,000, from $17,000 in the first quarter of 2006 to $2,000 in the first quarter of 2007.

Noninterest Income.    Total noninterest income decreased by $68,000, from $316,000 in the first quarter of 2006 to $248,000 in the first quarter of 2007. This decrease was primarily due to declines of $24,000 in income from annuity and mutual funds sales, $24,000 in service charges on deposit accounts, and $18,000 in gains on sale of mortgage loans held for sale due to decreased loan origination volume.

Noninterest Expense.    Total noninterest expense decreased by $58,000, from $2.0 million in the first quarter of 2006 to $1.95 million in the first quarter of 2007. Contract employee, professional fee and marketing expenses declined by $96,000, $20,000 and $19,000, respectively. These decreases in noninterest expenses were partially offset by a $76,000 increase in compensation expense, $32,000 of which was attributable to first quarter 2007 stock option expense related to the Heritage 2006 Equity Incentive Plan, which was approved by the Company’s stockholders on December 28, 2006.

Income Taxes. The Company’s income tax expense for the quarter ended March 31, 2007 was $47,000, which represented an effective tax rate of 33.0%, compared to a tax benefit of $19,000 for the first quarter of 2006.

Financial Condition of the Company

Total Assets.    The Company’s total assets increased by $5.5 million, or 2.7%, from $206.2 million at March 31, 2006 to $211.8 million at March 31, 2007. The increase in assets resulted primarily from a $4.3 million increase in the ending balance of loans held for investment.

Funds Sold and Investment Securities.    Total federal funds sold and investment securities available for sale were $53.1 million at March 31, 2007, unchanged from the combined balances at March 31, 2006. During the first quarter of 2007, the Company changed the mix of these investments by purchasing $35.8 million of FHLMC / FNMA balloon mortgage-backed securities with an average remaining balloon maturity of approximately 3.7 years.

Loans.    Loans held for investment, net, at March 31, 2007 were $140.2 million, which represents an increase of $4.3 million, or 3.1%, from the loan balance of $135.9 million at March 31, 2006.

Asset Quality. The Company’s total nonperforming assets decreased to $188,000, or 0.09% of assets, at March 31, 2007, compared to $259,000, or 0.13% of assets, at March 31, 2006, attributable to a decrease in the balance of nonaccrual loans.

Deposits.    Driven by growth in core deposits, total deposits increased by $7.0 million, or 4.0%, from $176.8 million at March 31, 2006 to $183.8 million at March 31, 2007. Core deposits, which are comprised of checking, savings and money market accounts, increased by $19.7 million, or 18.4%, from $107.2 million at March 31, 2006 to $126.9 million at March 31, 2007. This increase in core deposits was partially offset by a $12.7 million decrease in certificate of deposit balances.

Borrowed Funds.    Borrowed funds decreased by $10.1 million, from $12.1 million at March 31, 2006 to $2.0 million at March 31, 2007, primarily due to the repayment in October 2006 of the Bank’s $10.0 million FHLB advance.

Capital.    Stockholders’ equity increased by $8.4 million, or 53.0%, from $16.0 million at March 31, 2006 to $24.4 million at March 31, 2007. Stockholders’ equity increased primarily as a result of $8.2 million in total net capital raised in connection with sales of the Company’s common stock in private placements that closed in June, July and December 2006.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At March 31,
	2007	2006
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$7,253	$7,347
Federal funds sold	10,564	45,255
Securities available for sale, at fair value	42,604	7,894
Securities held to maturity, at cost	678	681
Loans, net
Held for investment, net of allowance for loan losses	140,189	135,921
Held for sale	287	263
Accrued interest receivable	831	615
Stock in Federal Reserve Bank, at cost	401	65
Stock in Federal Home Loan Bank of Atlanta, at cost	313	859
Premises and equipment, net	7,338	5,751
Other assets	1,305	1,578

Total assets	$211,763	$206,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest bearing	$47,401	$44,084
Interest-bearing	136,401	132,673

Total deposits	183,802	176,757

Federal Home Loan Bank Advance	—	10,000
Securities sold under agreements to repurchase	1,962	2,070
Other borrowings	50	50
Accrued interest payable	360	374
Other liabilities	1,154	1,005

Total liabilities	187,328	190,256

Stockholders’ equity
Common stock, $5 par value - authorized 3,000,000 shares; issued and outstanding: 2,278,652 shares at March 31, 2007; 1,714,668 shares at March 31, 2006	11,393	8,573
Additional paid-in capital	6,069	315
Retained earnings	6,931	7,114
Accumulated other comprehensive income (loss), net	42	(29)

Total stockholders’ equity	24,435	15,973

Total liabilities and stockholders’ equity	$211,763	$206,229

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,443	$2,298
Taxable investment securities	404	62
Nontaxable investment securities	12	12
Dividends on FRB and FHLB stock	11	11
Interest on federal funds sold	289	491

Total interest income	3,159	2,874

Interest expense
Deposits	1,270	1,054
Borrowings	39	148

Total interest expense	1,309	1,202

Net interest income	1,850	1,672

Provision for loan losses	2	17

Net interest income after provision for loan losses	1,848	1,655

Noninterest income
Service charges on deposit accounts	126	150
Gains on sale of loans held for sale, net	30	48
Gain on sale of investment securities	1	—
Late charges and other fees on loans	15	16
Other	76	102

Total noninterest income	248	316

Noninterest expense
Compensation	1,110	1,034
Data processing	130	132
Occupancy	123	124
Furniture and equipment	137	155
Taxes and licenses	54	40
Professional fees	92	112
Contract employee services	5	101
Marketing	41	60
Telephone	41	22
Stationery and supplies	37	44
Other	184	188

Total noninterest expense	1,954	2,012

Income (loss) before provision for income taxes	142	(41)

Provision for (benefit from) income taxes	47	(19)

Net income (loss)	$95	$(22)

Earnings (loss) per common share
Basic	$0.04	$(0.01)

Diluted	$0.04	$(0.01)

Dividends per share	$0.06	$0.06

Weighted average shares outstanding - basic	2,278,362	1,714,668
Effect of dilutive stock options	28,396	37,644

Weighted average shares outstanding - assuming dilution	2,306,758	1,752,312

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Financial ratios
Annualized return on average assets	0.18%	(0.04%)
Annualized return on average equity	1.57%	(0.55%)
Average equity to average assets	11.49%	7.71%
Equity to assets, at period-end	11.54%	7.75%
Net interest margin	3.76%	3.56%

Per common share
Earnings per share - basic	$0.04	$(0.01)
Earnings per share - diluted	$0.04	$(0.01)
Book value per share	$10.72	$9.32
Dividends declared per share	$0.06	$0.06

Common stock outstanding	2,278,652	1,714,668
Weighted average basic shares outstanding	2,278,362	1,714,668
Weighted average diluted shares	2,306,758	1,752,312

Asset quality
Nonaccrual loans	$162	$226
Accruing loans past due 90 days or more	26	33

Total nonperforming loans	188	259

Real estate owned, net	—	—

Total nonperforming assets	$188	$259

Nonperforming assets to total assets	0.09%	0.13%

Allowance for loan losses
Balance, beginning of period	$1,373	$1,335
Provision for loan losses	2	17
Loans charged-off	(8)	(19)
Recoveries	6	29

Balance, end of period	$1,373	$1,362

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.99%

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